Contact:	Justin Cressall
Treasurer
(441) 298-0753

PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS
THIRD QUARTER 2003 FINANCIAL RESULTS
AND
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND

HAMILTON, BERMUDA, NOVEMBER 12, 2003 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported results for the third quarter ended September 30, 2003. Highlights for the quarter are as follows:

•	Net income was $37.8 million.

•	Basic and diluted net income per common share was $0.88 and $0.81, respectively.

•	GAAP combined ratio was 85.4%.

For the quarter ended September 30, 2003 net premiums written were $281.3 million and net premiums earned were $272.3 million.

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended September 30, 2003 were $77.1 million, $135.0 million and $69.2 million, respectively, representing 27.4%, 48.0% and 24.6%, respectively, of our total net premiums written. Combined ratios for these segments were 72.1%, 99.3% and 80.8%, respectively.

As of September 30, 2003 total assets were $2,435.6 million of which cash and fixed maturity investments were $1,756.7 million, an increase of $178.5 million and $135.3 million from their respective balances as of June 30, 2003. Net investment income was $14.8 million for the quarter ended September 30, 2003.

As of September 30, 2003 shareholders equity was $1,027.0 million and book value per share was $23.87.

Steven H. Newman, Chairman of the Board, commented: “I am very pleased with the excellent returns achieved for our shareholders in our first year of operations.”

Gregory Morrison, Chief Executive Officer, commented: “Our strong underwriting performance produced excellent results this quarter. We are experiencing increased profitability in our 2002 property business and we continue to benefit from lower than expected catastrophe losses. Overall, Platinum’s mix of business continues to shift towards casualty as market dislocations create attractive opportunities for us to grow in this segment. I remain optimistic about the future.”

Highlights for the nine months ended September 30, 2003 are as follows:

•	Net premiums written were $948.7 million and net premiums earned were $789.7 million.

•	GAAP combined ratio was 85.7%.

•	Net income was $95.0 million.

•	Basic and diluted net income per common share was $2.21 and $2.04, respectively.

•	Book value per share increased by $2.45 from $21.42 as of December 31, 2002.

Updated Guidance

Based on nine months of actual results, the current industry environment, the mix of business underwritten and in the absence of any unusual catastrophe activity, Platinum now estimates for 2003 that it will have net premiums written of approximately $1.2 billion. Platinum expects that its combined ratio will be in the range of 85% to 90%. Platinum expects its combined portfolio of cash and fixed maturity investments to exceed $1.7 billion at year-end 2003. On this basis, Platinum now projects that 2003 earnings will exceed $2.60 per diluted common share based on an estimate of 49,000,000 diluted shares.

Quarterly Dividend

Platinum also announced that its Board of Directors has declared a quarterly dividend of $0.08 per common share, payable December 31, 2003 to shareholders of record on December 2, 2003.

Financial Supplement

Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement). The financial supplement provides additional detail regarding Platinum’s financial performance and that of its various business segments.

Teleconference

Platinum will host a teleconference to discuss its financial results on Thursday, November 13, 2003 at 8:30 am Eastern time (ET). The call can be accessed by dialing 800-314-7867 (US callers) or 719-867-0640 (international callers) or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com. Those who intend to access the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and made available to those unable to participate from 11:30 am ET on Thursday, November 13 until midnight ET on Thursday, November 20. To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 558609. The teleconference will also be archived, for the same period of time, on the Investor Relations section of Platinum’s website at www.platinumre.com.

About Platinum

Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of “A” (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based upon the Company’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to implementing the Company’s business strategy and successfully continuing the business acquired in connection with the Company’s initial public offering; the adequacy of the Company’s loss reserves; conducting operations in a competitive environment; conducting operations in foreign countries; dependence upon the availability of key executives and reinsurance brokers; general economic conditions, including the effects of market volatility or a prolonged U.S. or global economic downturn or recession; variations in political, economic or other factors such as currency exchange rates, inflation rates and recessionary or expansive trends; the cyclicality of the property and casualty reinsurance business; tax, legal or regulatory restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally, and changes therein; significant weather-related or other natural or human-made disasters, civil unrest or other external factors over which the Company has no control; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

# # #

Platinum Underwriters Holdings, Ltd.
Consolidated Statements of Income and Comprehensive Income
For the Three and Nine Months Ended September 30, 2003
(Amounts in thousands, except per share amounts)

	Three Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2003

	(Unaudited)	(Unaudited)
Revenues
Net premiums earned	$272,265	$789,711
Net investment income	14,780	42,414
Net realized capital gains	1,508	2,771
Other income	544	4,444

Total revenues	289,097	839,340

Expenses
Losses and loss adjustment expenses	157,208	452,813
Acquisition expenses	60,408	172,503
Other underwriting expenses	15,093	51,953
Corporate expenses	3,406	19,710
Net foreign currency exchange (gains) losses	(1,356)	3,456
Interest expense	2,444	7,150

Total expenses	237,203	707,585

Income before income tax expense	51,894	131,755
Income tax expense	14,077	36,747

Net income	$37,817	$95,008

Basic
Weighted average shares outstanding	43,022	43,012
Basic earnings per share	$0.88	$2.21
Diluted
Weighted average shares outstanding	48,876	48,904
Diluted earnings per share	$0.81	$2.04
Comprehensive income
Net income	$37,817	$95,008
Other comprehensive income, net of tax	(11,984)	16,008

Comprehensive income	$25,833	$111,016

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of September 30, 2003 and December 31, 2002
($ in thousands, except per share data)

	September 30, 2003	December 31, 2002

	(Unaudited)
Assets
Investments and cash and cash equivalents	$1,756,685	$1,346,702
Receivables	478,303	168,507
Accrued investment income	21,360	9,993
Reinsurance balances (prepaid and recoverable)	10,064	—
Deferred acquisition costs	89,062	49,332
Other assets	80,158	70,353

Total assets	$2,435,632	$1,644,887

Liabilities
Unpaid losses and loss adjustment expenses	$660,790	$281,659
Unearned premiums	358,995	191,016
Debt obligations	137,500	137,500
Commissions payable	155,724	37,562
Other liabilities	95,617	75,904

Total liabilities	1,408,626	723,641
Total shareholders’ equity	1,027,006	921,246

Total liabilities and shareholders’ equity	$2,435,632	$1,644,887

Book value per share	$23.87	$21.42

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended September 30, 2003
($ in thousands)

	Three Months Ended

	Property		Finite
	and Marine	Casualty	Risk	Total

	(Unaudited)
Segment underwriting results
Net premiums written	$77,114	134,991	69,211	$281,316
Net premiums earned	81,113	106,298	84,854	272,265

Losses and loss adjustment expenses	41,237	71,052	44,919	157,208
Acquisition expenses	9,930	29,465	21,013	60,408
Other underwriting expenses	7,412	5,065	2,616	15,093

Total underwriting expenses	58,579	105,582	68,548	232,709

Segment underwriting income	$22,534	716	16,306	$39,556

GAAP underwriting ratios
Loss and loss adjustment expense	50.8%	66.8%	52.9%	57.7%
Acquisition expense	12.2%	27.7%	24.8%	22.2%
Other underwriting expense	9.1%	4.8%	3.1%	5.5%

Combined	72.1%	99.3%	80.8%	85.4%

Statutory underwriting ratios
Loss and loss adjustment expense	50.8%	66.8%	52.9%	57.7%
Acquisition expense	11.2%	28.0%	29.8%	23.9%
Other underwriting expense	9.6%	3.8%	3.8%	5.4%

Combined	71.6%	98.6%	86.5%	87.0%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.

The Statutory underwriting ratios are based on statutory accounting principles and are calculated as follows:

     (1) Losses & loss adjustment expenses are divided by net premiums earned;

     (2) Acquisition expenses are divided by net premiums written and exclude changes in deferred acquisition costs; and

     (3) Other underwriting expenses are divided by net premiums written.

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Nine Months Ended September 30, 2003
($ in thousands)

	Nine Months Ended

	Property		Finite
	and Marine	Casualty	Risk	Total

	(Unaudited)
Segment underwriting results
Net premiums written	$278,369	381,005	289,277	$948,651
Net premiums earned	265,052	289,975	234,684	789,711

Losses and loss adjustment expenses	135,292	199,489	118,032	452,813
Acquisition expenses	38,734	74,943	58,826	172,503
Other underwriting expenses	28,243	14,225	9,485	51,953

Total underwriting expenses	202,269	288,657	186,343	677,269

Segment underwriting income	$62,783	1,318	48,341	$112,442

GAAP underwriting ratios
Loss and loss adjustment expense	51.0%	68.8%	50.3%	57.3%
Acquisition expense	14.6%	25.8%	25.1%	21.8%
Other underwriting expense	10.7%	4.9%	4.0%	6.6%

Combined	76.3%	99.5%	79.4%	85.7%

Statutory underwriting ratios
Loss and loss adjustment expense	51.0%	68.8%	50.3%	57.3%
Acquisition expense	14.2%	26.6%	24.6%	22.3%
Other underwriting expense	10.1%	3.7%	3.3%	5.5%

Combined	75.3%	99.1%	78.2%	85.1%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.

The Statutory underwriting ratios are based on statutory accounting principles and are calculated as follows:

     (1) Losses & loss adjustment expenses are divided by net premiums earned;

     (2) Acquisition expenses are divided by net premiums written and exclude changes in deferred acquisition costs; and

     (3) Other underwriting expenses are divided by net premiums written.